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                                                                     EXHIBIT 8.1

                               November   , 1998

                                                                   C 72730-00014

(213) 229-7000
Pacific Gateway Properties, Inc.
930 Montgomery Street, 4th Floor
San Francisco, California 94113

       Re:    PACIFIC GATEWAY PROPERTIES, INC.

Gentlemen:

    We have acted as special tax counsel to Pacific Gateway Properties Inc., a Maryland corporation (the "Company"), in connection with the Registration Statement filed on Form S-4 with the Securities and Exchange Commission (file
number 333-      ) (including the prospectus that forms a part thereof, the
"Registration Statement"), as amended as of the date hereof, concerning the reincorporation of Pacific Gateway Properties, Inc., a New York corporation (the "New York Company") in Maryland through the merger (the "Reincorporation and Merger") of the New York Company with and into the Company and the expected election of the Company to be taxed as a real estate investment trust ("REIT") under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for the Company's taxable year ending December 31, 1999. You have requested our opinion concerning certain of the federal income tax considerations described in the Registration Statement.

    In connection with rendering this opinion, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination of such documents, corporate records and other instruments, we have assumed the authenticity of original documents, the conformity to the originals of any copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that all parties to such documents have acted, and will act, in accordance with the terms of such documents. Furthermore, we have assumed that the Board of Directors of the New York Company will elect to effect the Reincorporation and Merger, and that the Reincorporation and Merger will be consummated prior to January 1, 2000. With your permission we also have relied upon and assumed the accuracy of representations made by the Company and the New York Company as to factual matters relating to the Company's organization, operations, income, assets, distributions and stock ownership, including those set forth in an Officer's Certificate of even date herewith delivered to us for the purpose of rendering this opinion, and the accuracy of the representations and statements in the Registration Statement regarding the Company, the New York Company, and their operations (and that any representations referred to above that are based on any person's knowledge or belief are accurate without regard to such person's knowledge or belief). With respect to certain matters related to Maryland law, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, special Maryland counsel for the Company.

    We are opining herein only as to the effect of the federal income tax laws of the United States and we express no opinion with respect to the applicability or effect of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

    In light of the foregoing, it is our opinion that, based on the facts, assumptions and representations of the Company and the New York Company referred to above:
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Pacific Gateway Properties, Inc.
November   , 1998
Page 2

    (1) As of the date hereof, the information in the Registration Statement under the captions "The REIT Election--Restrictions on Transfer and Ownership," and "The REIT Election--Taxation of the Company," to the extent that it constitutes matters of law, is an accurate summary of the material United States federal income tax consequences of the Reincorporation and Merger, and where specifically indicated, constitutes our opinion, and

    (2) Commencing with the Company's taxable year ending December 31, 1999, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

    This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all as of the date hereof. We caution that such authorities are subject to change and that any such change may be applied retroactively. Also, any variation or difference in the facts from the representations and other facts assumed or relied upon as described above may affect the conclusions stated herein. The Company's qualification and taxation as a real estate investment trust depends upon the Company's having met and continuing to meet--through annual operating results, distribution levels and diversity of stock ownership--the various qualification tests imposed under the Code, the results of which have not been, and will not be, reviewed by Gibson, Dunn & Crutcher LLP. Accordingly, no assurance can be given that the actual results of the Company's operations, distribution levels or diversity of stock ownership for any one taxable year will satisfy such requirements.

    This opinion is being rendered to you solely in connection with the transactions set forth in the Registration Statement. We hereby consent to the reference to this firm under the heading "Legal Matters" in the Prospectus.

                                          Very truly yours,

                                          GIBSON, DUNN & CRUTCHER LLP

SLT/DLF